Exhibit 23.14

Consent of Independent Auditors
The Board of Directors
Kennedy-Wilson Holdings, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 of Kennedy-Wilson Holdings, Inc. of our report dated March 28, 2014, with respect to the consolidated balance sheet of KWF Real Estate Venture XV, L.P. as of December 31, 2013 and the related consolidated statements of operations, partners’ capital and cash flows for the period from June 25, 2013 (inception) through December 31, 2013, and the related notes to the consolidated financial statements, which report appears in amendment no. 1 to the December 31, 2013 annual report on Form 10-K of Kennedy-Wilson Holdings, Inc.
/s/ KPMG
Dublin, Ireland
July 18, 2014